UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 24, 2013

POINT CAPITAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-167386	90-0554260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72 Pond Road, Woodbury, NY	11797
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-857-0980
GOLD SWAP INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 28, 2013, in connection with the merger and name change of Gold Swap, Inc. (the "Company") described below, (i) Melvin Schlossberg resigned from his position as president, chief executive officer, secretary and a director of the Company, (ii) Donald Ptalis resigned from his position as chief financial officer and a director, and (iii) Vadim Mats resigned from his position as Vice President - Business Development. The Board of Directors of the Company (i) elected Richard A. Brand as Chairman, Chief Executive Officer and a director of the Company; (ii) Eric Weisblum was appointed President of the Company; (iii) Vadim Mats was appointed as Chief Financial Officer and (iv) Richard A. Brand, Eric Weisblum and Van E. Parker became directors of the Company.

Richard A. Brand, 56, Chairman and CEO, has been a consultant to the Whalehaven Group of Funds since October 2011. From June 2010 until October 2011, Mr. Brand was a registered representative with Andrews Securities where his responsibilities included acting as dealer manager for Keating Capital, Inc. (Nasdaq: KIPO), a business development company.  From December 2009 through May 2010, Mr. Brand was a Council Member at Gerson Lehrman Group and Advisory Council Member at Global Capital Service Group, Ltd.  From March 2007 until November 2009, Mr. Brand was a sector head and investment committee member at the Yorkville Advisor, an investment advisory firm.  From October 2004 to February 2007, Mr. Brand worked at Prospect Capital, Inc. (Nasdaq: PSEC), a business development company, where he held various positions, culminating in head of originations.  Mr. Brand holds a Masters of Business Administration from the University of Chicago and the Series 7 - General Securities Representative, and the Series 63 - Uniform Securities Agent State Law Examination securities registrations.  He is a Member, Global Association of Risk Professionals.

Eric Weisblum, 43, President, co-founded Whalehaven Capital in 2003. Mr. Weisblum is currently a Partner of Whalehaven Capital’s General Partner and Managing Member of JAWS Capital Partners, LLC.  From 2002 to 2003, Mr. Weisblum was a registered representative with Domestic Securities, a New Jersey-based broker dealer. While with Domestic Securities, Mr. Weisblum held the Series 7 - General Securities Representative, the Series 63 – Uniform Securities Agent State Law Examination, and the Series 55 – Registered Equity Trader securities registrations.  From 1993 to 2002, Mr. Weisblum originated, structured, traded, and placed structured financing transactions at M.H. Meyerson & Co. Inc., a publicly traded registered investment bank. Mr. Weisblum holds a Bachelor of Arts degree from the University of Hartford’s Barney Business School.

Vadim Mats, 28, Chief Financial Officer, has been the Chief Financial Officer of Whalehaven Capital since June 2010 and Chief Financial Officer of JAWS Capital Partners, LLC since March 2011. From July 2007 to December 2009, Mr. Mats was an Assistant Controller at Eton Park Capital Management. From June 2007 to July 2007, Mr. Mats was Senior Fund Accountant of Bank of New York. He holds a Bachelor of Business Administration degree, Cum Laude from City University of New York – Baruch College – Zicklin School of Business. Mr. Mats is currently pursuing a Master of Science degree, Accounting and Finance from City University of New York – Baruch College – Zicklin School of Business.

Van E. Parker, 65, has been the chief executive officer and executive director of Milford Fine Arts Council since August 2012. From June 2010 through August 2012 he was the development  director and financial advisor to the Transportation Association of Greenwich, Inc. Mr. Parker was senior advisor to Centre Capital Advisors, LLC from 2007 through February 2011. In 2009 through 2010 Mr. Parker was an advisor to the chief executive officer of the Institute for Advanced Science and Engineering and from March 2008 through May 2009 he was chief development officer at St. Luke's Life Works, Mr. Parker was a board member and chairman of the audit committee of Prospect Capital Corp. from 2004 through 2008 Mr. Parker earned a Bachelor of Arts degree in political science at Colgate University and a MBA from the Graduate School of Business at Columbia University.  He is a graduate of the Xerox Advanced Management School. Mr. Parker holds FINRA Series 62, 63 and 79 securities licenses.

There is currently no arrangement or agreement regarding the compensation of any of the foregoing persons with respect to serving as officers and directors of the Company.

We are providing Messrs. Schlossberg and Ptalis with a copy of this current report concurrent with this filing.  Should any subsequent communications with any of them regarding their respective decisions to resign reveal any disagreements between them, on one hand, and the Company, the Board or any executive officer of the Company, on the other hand, regarding our operations, policies or practices, the Company will amend this report accordingly to disclose any such disagreement.

Item 5.07  Submission of Matters to a Vote of Security Holders.

On January 24, 2013 the merger of Point Capital, Inc., a New York corporation, with and into Gold Swap, Inc., a Nevada corporation became effective.  As a result of such merger,
(a) Gold Swap’s state of incorporation changed from New York to Delaware and (b) the name of the company changed from “Gold Swap Inc.” to “Point Capital, Inc.” The authorized share capital of the company is 100,000,000 shares of common stock and 5,000,000 shares of blank check preferred stock, par value $0.0001 per share. The number of shares issued and outstanding did not change as a result of the merger.

The action was approved by the holders of 25,519,700 (representing 83.3%) of the issued and outstanding shares of the common stock.  The written consent had adopted resolutions which authorized the company to (a) act on a proposal to change the Gold Swap’s state of incorporation from New York to Delaware by the merger of Gold Swap with and into its wholly-owned subsidiary, Point Capital, Inc., a Delaware corporation and (b) change the name of the Company from “Gold Swap Inc.” to “Point Capital, Inc.”

As a result of the name change, the new ticker symbol for the company is "PTCI".

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 30, 2013

POINT CAPITAL, INC.

By: /s/ Richard A. Brand Name: Richard A. Brand Title: Chief Executive Officer